Exhibit 99.1

FOR IMMEDIATE RELEASE

Monmouth Shareholders Approve Acquisition by ILPT

Shareholders to Receive $21.00 Per Share in Cash

Holmdel, N.J. – February 17, 2022 – Monmouth Real Estate Investment Corporation (NYSE: MNR), or Monmouth, today announced that its shareholders voted to approve the acquisition of Monmouth by Industrial Logistics Properties Trust, a Maryland real estate investment trust (“ILPT”).

“I thank our shareholders for their strong support of this transaction and our talented employees for their hard work and dedication over the years,” said Michael Landy, President and CEO of Monmouth. “With this significant milestone now behind us, we look forward to completing the transaction with ILPT and delivering immediate and certain all-cash value to our shareholders at a significant premium. I’d also like to extend my congratulations and gratitude to our Founder and Chairman, Eugene Landy, for the leadership, strength, and vision that enabled Monmouth to prosper for over 53 years.”

Michael Landy continued, “This transaction with ILPT will create the preeminent single-tenant net-leased industrial portfolio leased long-term to investment grade tenants. Given the substantial macro-tailwinds we are experiencing in the industrial real estate sector, we believe the future of the combined Company will be very bright.”

Under the terms of the previously announced transaction, upon completion of the merger, which is expected to occur before the end of the month subject to customary closing conditions, holders of Monmouth’s common stock will receive $21.00 per share in cash, without interest and subject to applicable withholding tax, and holders of Monmouth’s 6.125% Series C Cumulative Redeemable Preferred Stock will receive $25.00 per share in cash plus accumulated and unpaid dividends to, but not including, the date the transaction is completed. At such time, Monmouth’s common stock and 6.125% Series C Cumulative Redeemable Preferred Stock will no longer be listed on the New York Stock Exchange.

The final voting results will be reported in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission after certification by Monmouth’s inspector of elections.

About Monmouth

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 124 properties containing a total of approximately 25.7 million rentable square feet, geographically diversified across 32 states. In addition, the Company’s acquisition pipeline contains two built-to-suit properties under contract representing an additional 563,000 rentable square feet.

Forward-Looking Statements

Some of the statements contained in this communication constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding consummating the transaction with ILPT. Any forward-looking statements contained in this communication are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this communication reflect Monmouth’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement, including, without limitation, (i) inability to complete the proposed transaction because, among other reasons, one or more conditions to the closing of the proposed transaction may not be satisfied or waived; (ii) uncertainty as to the timing of completion of the proposed transaction; (iii) potential adverse effects or changes to relationships with tenants, employees, service providers or other parties resulting from the announcement or completion of the proposed transaction; (iv) possible disruptions from the proposed transaction that could harm Monmouth’s business, including current plans and operations; (v) unexpected costs, charges or expenses resulting from the proposed transaction; (vi) legislative, regulatory and economic developments; and (vii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities and epidemics and pandemics, including COVID-19, as well as management’s response to any of the aforementioned factors. Monmouth does not guarantee that the proposed transaction and events described will happen as described (or that they will happen at all). For a further discussion of other factors that could cause Monmouth’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Monmouth’s most recent Annual Report on Form 10-K and in its Quarterly Reports on Form 10-Q for subsequent quarters.

While forward-looking statements reflect Monmouth’s good faith beliefs, they are not guarantees of future performance. Except to the extent required by law, Monmouth disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contacts:

Investors

Becky Coleridge

(732) 577-9996

mreic@mreic.com

Media

Andrew Siegel / Lyle Weston

Joele Frank

(212) 355-4449